As filed with the Securities and Exchange Commission on December 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MACY'S, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3324058 (I.R.S. Employer Identification Number)

7 West Seventh Street
Cincinnati, Ohio  45202
(Address of Principal Executive Offices) (Zip Code)

MACY'S, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Dennis J. Broderick, Esq.
Executive Vice President, General Counsel, and Secretary
Macy's, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202
(513) 579-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer X	Accelerated filer __
Non-accelerated filer __ (Do not check if a smaller reporting company)	Smaller reporting company __

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$200,000,000	100%	$200,000,000	$25,760

(1)  The Deferred Compensation Obligations being registered are general unsecured obligations of Macy’s, Inc. to pay deferred compensation in the future in accordance with the terms of the Macy’s, Inc. Deferred Compensation Plan.

(2)  Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Explanatory Note

                This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Macy’s, Inc., a Delaware corporation (“Macy’” or the “Company”), relating to $200,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Macy’s, Inc. Deferred Compensation Plan (the “Plan”).

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                The following documents, which have been previously filed with the Securities and Exchange Commission (the “SEC”) by the Company, are incorporated by reference in this Registration Statement as of their respective dates:

(a)           The Company’s Annual Report on Form 10-K for the year ended February 2, 2013 (SEC File No. 001-13536) filed with the SEC on April 3, 2013 (the “Form 10-K”);

(b)           The Company’s Quarterly Reports on Form 10-Q for the periods ended May 4, 2013, August 3, 2013 and November 2, 2013 (SEC File No. 001-13536) filed with the SEC on June 10, 2013, September 5, 2013 and December 9, 2013, respectively; and

(c)            The Company’s Current Reports on Form 8-K (SEC File No. 001-13536) filed with the SEC on: February 5, 2013; May 14, 2013; May 21, 2013; and September 6, 2013.

                In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, any report, document or portion thereof that is furnished to, but not filed with, the SEC is not so incorporated herein by reference.

                Any statement contained herein or in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

                This Registration Statement registers $200,000,000 of Obligations to be offered to eligible employees of the Company under the Plan.

                Under the terms of the Plan, the Company provides eligible employees with the opportunity to defer eligible compensation that could not be deferred under the Macy’s 401(k) Retirement Investment Plan because of certain limits imposed on plans qualified under Section 401(a) of the Internal Revenue Code.  The Plan permits participants to defer, in accordance with the terms of the Plan, base salary and cash incentive award compensation.  The amounts to be deferred by each participant will be based on elections made by the participant under the Plan, and may be for up to 50% of base salary and up to 90% of an incentive award payment.  Elections to defer each year must be made prior to the January 1 commencement of the Plan’s plan year and cannot be changed after that date.

                A participant’s account in the Plan is credited with earnings as if the account was invested in one or more investment alternatives offered under the Plan.  The earnings are indexed to the investment funds elected by the participant.  Each participant’s account will be adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds corresponding to the investment alternatives selected by the participant.  A participant may reallocate the amounts in the participant’s account among the investment alternatives from time to time in accordance with the terms of the Plan.

                In accordance with the terms of the Plan, additional amounts of up to a specified percentage of the amount deferred by a participant each year are credited annually to the participant’s account in the form of a Company matching contribution.

                A participant will be 100% vested at all times in the amounts of base salary and incentive award compensation the participant has deferred.  A participant will be vested in any Company matching contribution in accordance with the vesting schedule set forth in the Plan, but generally after two years.

                Although the value of a participant’s account (and, therefore, the amount of the liability under an Obligation) will be based upon the performance of the investment funds corresponding to the investment alternatives, the participant will not have an actual interest in such investment funds but only in the Obligations.  Macy’s is under no obligation to invest any portion of the Obligations in any of the investment funds to which investment alternatives are indexed.

                The Obligations are unfunded and unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.  In connection with the Plan, the Company has created a grantor trust, known as a “rabbi trust,” as a source of funds from which it can pay benefits to Plan participants.  The Obligations may be paid from the Company’s general assets or from the assets of the rabbi trust.  The trust assets are subject to the claims of general creditors of the Company.  The Obligations will rank equally with other unsecured indebtedness of the Company from time to time.  Plan participants will not have any preferential right to any assets in the rabbi trust.

                The Obligations are payable in cash upon a participant’s retirement, termination of employment, death, and/or other times provided in the Plan.  Obligations are not convertible into another security of the Company.  The Obligations generally are payable in the form of a lump sum distribution or in up to 15 annual installments, at the election of the participant made in accordance with the terms of the Plan.

                A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of the participant’s death.  Except as may be required by law, no participant or beneficiary may alienate, commute, anticipate, assign, pledge, encumber, transfer, or dispose of any right or interest in the Plan.

                The Plan is administered by on behalf of the Company by the Company’s Pension and Profit Sharing Committee.  The Plan may be amended or terminated by the Company at any time.  No termination or amendment shall affect the payment of or decrease the benefits attributable to compensation deferred prior to such termination or amendment.

                As required by law, the Plan is limited to a select group of management or highly compensated employees.  The Plan is also intended to comply with Section 409A of the Internal Revenue Code, where applicable.

                The foregoing summarizes the material terms and provisions of the Obligations.  It is not a complete legal description of the Obligations and is qualified in its entirety by reference to the Plan.

Item 5. Interests of Named Experts and Counsel.

                The legality of the Obligations registered hereby has been passed upon for the Company by Dennis J. Broderick, who is employed by the Company as its Executive Vice President, General Counsel and Secretary.  Mr. Broderick owns Company securities and is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

                Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

                Macy’s certificate of incorporation and by-laws provide for the indemnification of Macy’s directors and officers to the fullest extent permitted by applicable law.

Item 7.  Exemption from Registration Claimed

                Not applicable.

Item 8. Exhibits
The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 18, 2013.

MACY'S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 18th day of December, 2013.

Signature	Title

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

* Karen M. Hoguet	Chief Financial Officer (principal financial officer)

* Joel A. Belsky	Executive Vice President and Controller (principal accounting officer)

* Stephen F. Bollenbach	Director

* Deirdre P. Connelly	Director

* Meyer Feldberg	Director

* Sara Levinson	Director

* Joseph Neubauer	Director

* Joyce M. Roché	Director

* Paul C. Varga	Director

* Craig E. Weatherup	Director

* Marna C. Whittington	Director

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.

By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1

Amended and Restated Certificate of Incorporation of Macy’s, Inc. (incorporated herein by reference to Exhibit 3.1 to Macy’s Inc.’s Current Report on Form 8-K (SEC File No. 001-13536) filed with the SEC on May 18, 2010)

4.2

Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1.1 to Macy’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (SEC File No. 001-13536) filed with the SEC on April 20, 1995)

4.3

Article Seventh of the Amended and Restated Certificate of Incorporation of Macy’s, Inc. (incorporated herein by reference to Exhibit 3.1 to Macy’s Inc.’s Current Report on Form 8-K (SEC File No. 001-13536) filed with the SEC on May 24, 2011)

4.4	Amended and Restated By-Laws of Macy’s, Inc. (incorporated herein by reference to Exhibit 3.2 to Macy’s Inc.’s Current Report on Form 8-K (SEC File No. 001-13536) filed with the SEC on May 24, 2011)

4.5	Macy’s, Inc. Deferred Compensation Plan (filed herewith)

5.1	Opinion of Counsel (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (filed herewith)